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                                                                    Exhibit 16.3


                              [KPMG LLP Letterhead]


June 7, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Dear Sir or Madam:

We were previously the principal accountants for the United Dominion Industries, Inc. Compass Plan (the Compass Plan) and the United Dominion Industries, Inc. Compass Plan for Hourly Employees (the Hourly Plan). Under date of July 13, 2001 and June 9, 2000 we reported on the financial statements of the Compass Plan as of and for the years ended December 31, 2000 and 1999, respectively. Under date of July 13, 2001 and June 9, 2000 we reported on the financial statements of the Hourly Plan as of and for the years ended December 31, 2000 and 1999, respectively. On May 29, 2002, we were informed that our appointment as principal accountants for the Compass Plan and the Hourly Plan was to be terminated and on June 7, 2002, we received a letter from SPX Corporation (SPX), the administrator of the Compass Plan and the Hourly Plan, dismissing us as the principal accountants for these plans. We have read paragraphs eleven through fourteen of the statements made by SPX, under Item 4 in the Form 8-K dated June 7, 2002. We agree with such statements, except that we are not in a position to agree or disagree with SPX's statements that Plante & Moran (P&M) had been engaged to serve as the independent public accountants of the Compass Plan and the Hourly Plan and that the decision to dismiss KPMG LLP and engage P&M was made by management of the Company.

Very truly yours,

/s/ KPMG LLP

KPMG LLP